Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Transocean Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

					1)
Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Shares, par value $0.10 per share	Other	22,500,000	$5.06	$113,850,000	0.00014760	$16,804.26
Total Offering Amounts					$113,850,000		$16,804.26
Total Fee Offsets							—
Net Fee Due							$16,804.26

_________

(1)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of shares of Transocean Ltd. as reported on the New York Stock Exchange on June 25, 2024, which is within five business days of this filing.
(2)	Pursuant to Rule 416 of the Securities Act, this Registration Statement is deemed to include additional shares issuable pursuant to the adjustment provisions of the Amended and Restated Transocean Ltd. 2015 Long Term Incentive Plan by reason of any share dividend, split, recapitalization or other similar transaction.